                                                                                                Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT: Paul D. Geraghty, President and CEO
PHONE: 215-513-2391

HARLEYSVILLE NATIONAL BANK ENTERS INTO SALE-LEASEBACK ARRANGEMENT FOR ITS BANK-OWNED LOCATIONS

Harleysville, PA – November 21, 2007- Harleysville National Bank, a wholly owned banking subsidiary of Harleysville National Corporation (NASDAQ: “HNBC”), announced today that it has entered into a definitive agreement to sell sixteen properties to American Realty Capital, LLC (“ARC”) in a sale-leaseback transaction.

    Under the terms of the agreement, Harleysville National Bank will sell and simultaneously enter into long-term operating leases with ARC; Harleysville will retain control of the properties.  The bank anticipates no interruption of service to customers or direct impact on the staff of these offices located throughout Berks, Bucks, Lehigh, Montgomery, Northampton, and Carbon counties.  The Agreement is expected to close on or before year-end 2007.

“The reallocation of our real estate assets to drive shareholder value is but one initiative we are executing to deliver positive results in this challenging banking environment.  This strategic initiative will help us translate a large non-earning asset into an earning asset in the form of loans, which can help bolster earnings and increase liquidity, positively impacting our bottom line.  In addition to the financial benefits, by allowing others to own our real estate, we can focus on what we do best - serving our customers,” said Paul D. Geraghty, President and CEO of HNBC.

The agreement provides that each lease will have an initial term ranging from five to fifteen years, commencing on the closing date for the Agreement, with options to renew on various terms for periods aggregating up to 45 years.

Harleysville National Corporation, with assets of $3.8 billion, is the holding company for Harleysville National Bank (HNB).  Investment Management and Trust Services are provided through Millennium Wealth Management, a division of HNB, with assets under management of $3.3 billion.  Harleysville National Corporation stock is traded under the symbol “HNBC” and is commonly quoted on the NASDAQ Global Select Market®.  For more information, visit the Harleysville National Corporation website at www.hncbank.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the Corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Corporation’s filings with the Securities and Exchange Commission.